Exhibit 99.6

Booking Holdings Appoints Sue D'Emic as Senior Vice President, Chief Accounting Officer and Controller

NORWALK, Conn., May 14, 2019 – Booking Holdings (NASDAQ: BKNG) today announced the appointment of Sue D'Emic as Senior Vice President, Chief Accounting Officer and Controller. Ms. D’Emic joins Booking Holdings from Time Inc., where she most recently served as Executive Vice President and Chief Financial Officer. Ms. D’Emic will oversee Booking Holdings’ Tax, External Reporting and Corporate Accounting teams. She will report directly to David Goulden, Booking Holdings’ Chief Financial Officer and Executive Vice President.

"We are thrilled to welcome Sue to Booking Holdings. She brings with her 30+ years of experience in finance with a successful track record that encompasses financial and structural overhauls which have led to long-term business growth,” said Goulden.

Ms. D’Emic grew up in Ossining, NY and attained a bachelor's degree in accounting at Binghamton University.
About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to customers and partners in over 230 countries and territories through six primary brands - Booking.com, KAYAK, priceline.com, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world. For more information, visit Bookingholdings.com.